Exhibit (l)



August 19, 2005

Board of Managers
Goldman Sachs Hedge Fund Partners Registered Fund, LLC
701 Mount Lucas Road
Princeton, NJ 08540

Ladies and Gentlemen:

     We have acted as counsel for Goldman Sachs Hedge Fund Partners Registered Fund, LLC (the "Fund"), a limited liability company organized under the laws of the State of Delaware, in connection with the Registration Statement on Form N-2 (File No. 333-106370) (the "Registration Statement"), under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended, with respect to the proposed issuance of up to $500,000,000 of units of limited liability company interest in the Fund ("Units").

     With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of the Amended and Restated Limited Liability Company Agreement of the Fund, dated and effective as of March 24, 2005 (the "LLC Agreement") and such other agreements, instruments, documents and records of the Fund, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Fund and others as we have deemed necessary or appropriate for the purposes of this opinion.

     In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from representatives of the Fund and others.

     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Units, when issued, delivered and paid for in accordance with the Registration Statement and the LLC Agreement, will be validly issued, and subject to the terms of the LLC Agreement and Sections 18-607 and 18-804 of the Limited Liability Company Act of the State of Delaware (the "Delaware LLC Act"), fully paid and non-assessable. We note that holders of Units may be required to make payments as set forth in the LLC Agreement.

     The opinion expressed herein is limited to the laws of the United States of America and the Delaware LLC Act, in each case as currently in effect. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof or for any other reason.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm as counsel to the Fund in the prospectus and statement of additional information constituting a part thereof.

     The opinion expressed herein is solely for your benefit in connection with the Registration Statement and may not be relied on in any manner or for any purpose by any other person or entity and may not be quoted in whole or in part without our prior written consent.

                                          Very truly yours,




                         /s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP